EXHIBIT 31.2

CERTIFICATIONS OF THE CEO AND CFO PURSUANT TO
EXCHANGE ACT RULE 13a-14(a) OR RULE 15d-14(a)

I, Pamela J. Keefe, certify that:

1. I have reviewed this annual report on Form 10-K/A of Central Vermont Public Service Corporation;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report; and

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flow of the registrant as of, and for, the periods presented in this report.

Dated: March 30, 2007

  /s/ Pamela J. Keefe
Chief Financial Officer